For Immediate Release

Contacts:

Thomas Cooke, CEO; Andrew C. Clifford, President; or Michael Aldridge, CFO

(713) 458-1560

Website:

www.saratogaresources.com

SARATOGA RESOURCES, INC. REPORTS FINANCIAL AND

OPERATING RESULTS FOR THE 2011 THIRD QUARTER

HOUSTON, TX, November 10, 2011 – Saratoga Resources, Inc. (AMEX:SARA) today announced financial and operating results for the quarter and nine months ended September 30, 2011.

Key Financial Results

•

Net income of $6.2 million, or $0.25 per basic share, for third quarter 2011 compared to a net loss of $(3.5) million, or $(0.21) per basic share, in the third quarter 2010; net income of $9.4 million, or $0.46 per basic share, for first nine months of 2011 compared to a net loss of $(17.7) million, or $(1.05) per basic share, for first nine months of 2010;

•

EBITDAX of $11.3 million for third quarter 2011 compared to $7.0 million in the third quarter 2010; EBITDAX of $33.8 million for first nine months of 2011 compared to $19.5 million for first nine months of 2010;

•

Average hydrocarbon prices realized of $76.65 per barrel of oil equivalent (“BOE”) for third quarter 2011 compared to $57.59 per BOE in the third quarter 2010; average hydrocarbon prices realized of $78.24 per BOE for the first nine months of 2011 compared to $59.63 for first nine months of 2010;

•

Light Louisiana Sweet (LLS) and Heavy Louisiana Sweet (HLS) crude oil continue to command ~$20 per barrel premium to WTI;

•

Oil and gas production of 246,386 BOE (66.1% oil) in third quarter 2011 compared to 228,938 BOE (64.4% oil) in the third quarter 2010; oil and gas production of 683,252 BOE (67.6% oil) for the first nine months of 2011 compared to 642,722 (65.2% oil) for first nine months of 2010; and

•

Oil and gas revenues of $18.9 million for third quarter 2011 compared to $13.2 million in the third quarter 2010; oil and gas revenues of $53.5 million for the first nine months of 2011 compared to $38.3 million for first nine months of 2010.

EBITDAX is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” below.

The increase in oil and gas revenues reflects higher crude oil prices during the 2011 quarter and nine month periods and a 7.6% increase in volumes for the quarter (6.3% increase for the nine months) with a higher weighting toward oil.  In particular, oil and gas revenues and average hydrocarbon prices realized during the 2011 periods benefited from an approximately $20 per barrel premium to WTI prices received from sale of our LLS and HLS crude oil with average oil prices realized being $102.43 during the 2011 third quarter and $102.86 during the first nine months of 2011. Net income, in addition to benefiting from the increase in oil and gas revenues, benefited from a gain on retirement of debt ($7.7 million), an increase in other income and a sharp decline in reorganization expenses. Results for the 2010 periods reflect Saratoga’s operations in bankruptcy from March 31, 2009 to May 14, 2010 when Saratoga exited bankruptcy.

Financial Position

•

$13.3 million of cash on hand at September 30, 2011, up from $4.4 million at December 31, 2010;

•

$4.4 million of working capital at September 30, 2011, up from $2.6 million at December 31, 2010;

•

$2.3 million (principal and interest) of non-recurring pre-bankruptcy obligations repaid during first nine months of 2011, reducing the unpaid principal, interest and penalty balance to $1.9 million at September 30, 2011, of which $1.0 million was paid after quarter end;

•

$135.3 million of debt retired and $10.2 million of letter of credit obligations extinguished with proceeds from a July 2011 senior note offering ($120.9 million net proceeds) and common stock offering ($27.3 million net proceeds);

•

Debt of $128.2 million (excludes unamortized debt discount) at September 30, 2011 as compared to debt of $135.9 million (excludes unamortized debt discount) and letters of credit of $10.2 million at December 31, 2010; and

•

Shareholders’ equity of $30.2 million at September 30, 2011 as compared to a deficit in shareholders’ equity of $4.1 million at December 31, 2010.

The increase in cash and working capital positions reflects improved profitability and resulting operating cash flows, together with an April 2011 private placement of $7.4 million of common stock and warrants, a July 2011 private placement of $27.3 million of common stock and a July 2011 placement of $127.5 million in principal amount of senior secured notes, partially offset by the retirement of $135.3 million of debt and $10.2 million of letter of credit obligations along with accelerated investment in our development program. As a result of our July 2011 senior secured note offering and retirement of our prior credit facilities, the maturity of our principal credit facilities was extended from 2012 to 2016 and 2 million warrants were cancelled and returned to Saratoga.

Development Highlights and Plans

•

$24.1 million invested in development program, exploratory drilling and infrastructure projects during the nine months ended September 30, 2011;

•

2 development wells drilled during the nine months ended September 30, 2011; 1 completed (Catina) during the nine month period and a second completed (Roux) after September 30, 2011;

•

6 recompletions and 1 workover successfully undertaken during nine months ended September 30, 2011;

•

Compressor installed in the Main Pass 25 Field to support higher production, an 8-mile HP pipeline reactivated to redirect production to Breton Sound 32, and Breton Sound 32 facility expansion commenced;

•

Commenced permitting of wells in Vermilion 16 Field; and

•

Several recompletions are being considered for the balance of 2011 with development drilling due to reconvene in 1Q 2012 with at least 5 to 6 development wells planned annually beginning in 2012.

With the growth in our cash position from improved operating cash flow and our April 2011 and July 2011 private placements, we increased our CAPEX budget for 2011 and beyond and accelerated our development plans.  Our investment in development, exploration and infrastructure projects totaled $24.1 million during the nine months ended September 30, 2011 and was focused on recompletions, workovers and infrastructure projects and commencement of our development drilling program.

The Catina SL 20436 #1 well, the first well drilled in our development drilling program, commenced drilling in July 2011 and was completed during August 2011. The well logged 15 net feet of oil pay in the 10,000 foot sand. The well began production on August 29, 2011 and, as of October 31, 2011, was producing approximately 609 BOEPD gross (475 BOEPD net) on a 14/64” choke with flowing tubing pressure (FTP) of 2600 psi. The well was tied back to our Main Pass 46 facilities.

The Roux MP 47 SL 195 QQ #24 well in the Main Pass 47 Field reached a total depth of 10,085’ MD (9,200’ TVD) and encountered 13 pay sands with over 100 net feet of pay. Drilling operations on the Roux well were completed in September 2011. The well was tested and completed in the 21 sand (previously booked as probable reserves) after the quarter end. Of the sands encountered, six were previously reflected in our reserves as proved undeveloped, one was reflected as probable undeveloped and six were not previously reflected in our reserves. The well tested on October 16, 2011 with an initial production rate of 643 BOEPD gross (450 BOEPD net) on a 14/64” choke with FTP of 3000 psi. The well has been tied back to our Main Pass 52 facility for high pressure gas sales and to Grand Bay facilities for low pressure gas and liquids.

Highlighting our recompletion and workover program for the nine month period were our Four Corners and GPLD A#192 (formerly LP #6) recompletions.

The Four Corners recompletion was in the 6,100’ sand uphole from two previously produced sands. In addition, the 6,200' sand was set up as a future plugback. Neither of these sands had booked reserves in our 1-1-2011 SEC reserve report. The Four Corners well began production on August 16, 2011 and, as of October 31, 2011, was producing approximately 271 BOEPD gross (204 BOEPD net) on a 14/64” choke with FTP of 2000 psi. The well was tied back to our Main Pass 46 facilities.

The A#192 recompletion was in the R sand, which had never previously been produced at Grand Bay Field. There were no booked reserves in our 1-1-2011 SEC reserve report for this sand. The well began production on June 14, 2011 and, as of October 31, 2011, was producing approximately 163 BOEPD gross (128 BOEPD net) on a 9/64" choke with FTP of 1925 psi. The well was tied back to our Grand Bay facilities.

Near-term, our focus is on commencement of our development drilling program in Vermilion 16 field and continuation of our recompletion and workover program.

Management Comments

Thomas Cooke, Chairman and CEO, commented, “Q3 2011 was a very successful quarter for Saratoga.  With the completion of our efforts to increase our equity and refinance our prior debt, we were able to strengthen our balance sheet and, for the first time since our acquisition of our principal assets in 2008, turn our focus toward development of our asset base without the distractions of maturing debt and need for development funding.

Our initial development efforts, along with our accelerated recompletion and workover program and investments in infrastructure, have already born fruits with production levels, profitability and cash flows growing steadily and accelerating with the addition of production from our initial development well beginning late in the 3rd quarter. In October 2011, the first full month following completion of our first development well, we averaged approximately 3,350 net BOEPD for the month, up from our exit rate at the end of 2010 of 2,300 net BOEPD. We also continue to benefit from high levels of oil production and strong pricing of approximately $20 per barrel premium to WTI from our LLS and HLS crude oil which has allowed us to consistently realize better than $100 per barrel from our oil sales.

With a large inventory of drilling and recompletion opportunities and increased financial resources supported by our recent capital raising efforts and improved profitability, we continuously review our opportunities with a view to optimizing our CAPEX budget to support continuous growth in our production rates.  We continue to be excited by the untapped potential of our assets and our mix of lower risk behind pipe and developmental opportunities as well as the potential of our exploratory prospects.

We are also excited by the recent additions to our management and operating team, including Mike Aldridge, a seasoned energy financial executive, joining our team as Chief Financial Officer, Calvin Kilonzo, joining us as Assistant Controller, Butch Scelfo, an industry veteran with many years of drilling experience in Louisiana state waters, joining our team as Manager of Drilling and Well Operations, and Bob Monahan, a senior development geologist with extensive experience in similar fields in state waters of Louisiana. We now enjoy a strength and depth in our management and operational team unprecedented in the history of our Company.

As further evidence of our strengthening position, we are beginning to see growing interest in our stock and better trading performance as reflected by increased trading volumes and tighter spreads in our stock price.  We are committed to telling Saratoga’s story to the market place.  Our preliminary efforts in that regard have been well received, as evidenced by the recent uptick in trading volume and the quality of our investor base, including the lead role played in our recent equity and debt offerings by The Blackstone Group (NYSE: BX) affiliate GSO Capital Partners managed funds.  We believe that Saratoga has a compelling story with an attractive mix of assets including “low hanging fruit” in the form of behind-pipe recompletion opportunities and development drilling opportunities as well as exciting exploratory prospects in a region that has attracted growing attention as a result of significant finds in recent years.  We are well positioned to convert those opportunities as we move into 2012.”

About Saratoga Resources

Saratoga is an independent exploration and production Company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,625 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana.  For more information, go to our website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future ability to fund the Company’s development program and grow reserves, production, revenues and profitability, realize favorable pricing, sustain trading volumes and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

#####

SARATOGA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Oil and gas revenues	$18,885,950	$13,183,479	$53,459,141	$38,326,597
Other revenues	938,385	494,931	4,368,436	1,725,602
Total revenues	19,824,335	13,678,410	57,827,577	40,052,199

Operating Expense:
Lease operating expense	4,757,333	3,303,256	13,002,468	10,340,190
Workover expense	32,549	267,487	1,222,985	2,031,361
Exploration expense	3,787,941	460,964	4,042,307	1,264,799
Depreciation, depletion and amortization	4,009,462	4,545,089	12,377,089	11,800,068
Accretion expense	399,634	425,211	1,248,478	1,275,634
General and administrative	2,616,072	2,062,906	6,516,360	6,588,641
Production and severance taxes	1,431,567	1,316,166	4,096,641	4,008,743
Total operating expenses	17,034,558	12,381,079	42,506,328	37,309,436

Operating income (loss)	2,789,777	1,297,331	15,321,249	2,742,763

Other income (expense):
Commodity derivative income (expense)	-	-	-	696,550
Loss on settlement of accounts payable	-	-	-	(990,786)
Interest income	37,492	10,443	237,078	37,033
Interest expense	(4,384,499)	(4,579,839)	(13,620,011)	(17,846,763)
Gain on extinguishment of debt	7,708,486	-	7,708,486	-
Total other income (expense)	3,361,479	(4,569,396)	(5,674,447)	(18,103,966)

Net income (loss) before reorganization expense and income taxes	6,151,256	(3,272,065)	9,646,802	(15,361,203)
Reorganization expense	125,420	184,959	374,414	2,049,405
Net income (loss) before income taxes	6,025,836	(3,457,024)	9,272,388	(17,410,608)
Income tax provision (benefit)	(146,082)	66,743	(91,368)	310,366
Net income (loss)	$6,171,918	$(3,523,767)	$9,363,756	$(17,720,974)

Net income (loss) per share:
Basic	$0.25	$(0.21)	$0.46	$(1.05)
Diluted	$0.24	$(0.21)	$0.45	$(1.05)

Weighted average number of common shares outstanding:
Basic	24,852,001	17,173,601	20,504,031	16,936,373
Diluted	25,796,280	17,173,601	20,900,706	16,936,373

SARATOGA RESOURCES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$13,343,015	$4,409,984
Accounts receivable	9,444,812	9,039,836
Prepaid expenses and other	1,565,135	888,717
Other current asset	300,000	300,000
Total current assets	24,652,962	14,638,537

Property and equipment:
Oil and gas properties - proved (successful efforts method)	193,775,970	170,870,775
Other	645,275	561,572
	194,421,245	171,432,347
Less: Accumulated depreciation, depletion and amortization	(49,975,069)	(37,597,980)
Total property and equipment, net	144,446,176	133,834,367

Other assets, net	19,587,902	2,870,379
Total assets	$188,687,040	$151,343,283

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$8,868,214	$4,655,874
Revenue and severance tax payable	4,252,785	5,071,508
Accrued liabilities	5,941,604	1,649,994
Short-term notes payable	871,739	285,298
Asset retirement obligation – current	312,257	332,863
Total current liabilities	20,246,599	11,995,537

Long-term liabilities:
Asset retirement obligation	12,171,456	11,653,212
Long-term debt – related party	736,633	605,428
Long-term debt, net of unamortized discount of $2,198,315 and $4,140,662, respectively	125,301,685	131,200,209
Total long-term liabilities	138,209,774	143,458,849

Commitment and contingencies (see notes)

Stockholders' equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized; 26,381,477 and 17,298,598 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	26,382	17,298
Additional paid-in capital	52,516,181	27,547,251
Retained deficit	(22,311,896)	(31,675,652)

Total stockholders' equity (deficit)	30,230,667	(4,111,103)

Total liabilities and stockholders' equity (deficit)	$188,687,040	$151,343,283

SARATOGA RESOURCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$9,363,756	$(17,720,974)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	12,377,089	11,800,068
Accretion expense	1,248,478	1,275,634
Amortization of debt issuance costs	313,983	463,153
Amortization of debt discount	1,618,929	1,266,803
Commodity derivative income	-	(473,962)
Stock-based compensation	793,295	2,122,917
Loss on settlement of accounts payable	-	990,786
Gain on extinguishment of debt	(7,708,486)	-
Changes in operating assets and liabilities:
Accounts receivable	(404,976)	(89,133)
Prepaids and other	(676,418)	(408,728)
Accounts payable	(768,985)	(11,237,738)
Revenue and severance tax payable	(818,723)	(707,502)
Payments made to settle asset retirement obligations	(750,840)	-
Accrued liabilities	3,748,868	9,182,247
Net cash provided by (used in) operating activities	18,335,970	(3,536,429)

Cash flows from investing activities:
Additions to oil and gas property	(17,367,606)	(8,092,384)
Abandonment costs	-	(135,920)
Additions to other property and equipment	(83,703)	(8,500)
Other assets	(556,769)	(360,815)
Net cash used in investing activities	(18,008,078)	(8,597,619)

Cash flows from financing activities:
Proceeds from short-term notes payable	1,649,066	1,183,409
Repayments of short-term notes payable	(1,062,625)	(884,419)
Proceeds from line of credit	-	811,943
Debt issuance costs of long-term debt	(6,517,796)	-
Repayment of debt borrowings	(268,224)	(5,500,000)
Proceeds from issuance of common stock	14,804,718	-
Proceeds from issuance of warrants	-	100
Settlement of commodity hedges recorded in purchase accounting	-	38,913
Net cash provided by (used in) financing activities	8,605,139	(4,350,054)

Net increase (decrease) in cash and cash equivalents	8,933,031	(16,484,102)
Cash and cash equivalents - beginning of period	4,409,984	21,575,483
Cash and cash equivalents - end of period	$13,343,015	$5,091,381

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$97,500	$903,852
Cash paid for interest	8,144,276	6,590,890

Non-cash investing and financing activities:
Accounts payable for oil and gas additions	$4,981,325	$1,291,783
Accrued liabilities for oil and gas additions	556,264	-
Accrued interest converted to long-term debt	-	26,712,978
Accrued interest converted to long-term debt – related party	131,205	-
Debt issuance cost from issuance of warrants	-	4,099,016

Non-cash refinance of long-term debt:
Repayment of debt borrowing	$145,231,776	$-
Proceeds from issuance of long-term debt	125,231,775	-
Proceeds from issuance of common stock	20,000,000	-

Non-GAAP Financial Measures

EBITDAX is a non-GAAP financial measure.

The Company defines EBITDAX as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization and exploration expense excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on the sale of assets, acquisition costs, settlements for prior claims, other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts), and costs associated with the Company’s bankruptcy.

EBITDAX is a supplemental financial measure used by the Company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because EBITDAX allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. EBITDAX should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). EBITDAX excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the Company’s EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to EBITDAX.

Reconciliation of Net Income (Loss) to EBITDAX

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss) as reported	$6,171,918	$(3,523,767)	$9,363,756	$(17,720,974)
Depreciation, depletion and amortization	4,009,462	4,545,089	12,377,089	11,800,068
Income tax expense (benefit)	(146,082)	66,743	(91,368)	310,366
Exploration expense	3,787,941	460,964	4,042,307	1,264,799
Accretion expense	399,634	425,211	1,248,478	1,275,634
Share-based compensation	327,497	276,819	793,295	2,122,917
Interest expense, net	4,347,007	4,569,396	13,382,933	17,809,730
Unrealized hedging (gain) loss	-	-	-	(435,049)
Reorganization costs	125,420	184,959	374,414	2,049,405
Loss on settlement of accounts payable	-	-	-	990,786
Gain on extinguishment of debt	(7,708,486)	-	(7,708,486)	-
EBITDAX	$11,314,311	$7,005,414	$33,782,418	$19,467,682